Exhibit 99.1

NEWS RELEASE

Pactiv Evergreen Reports First Quarter 2024 Financial Results

Solid operating performance despite macro challenges; Reiterating 2024 guidance

First Quarter 2024 Financial Highlights:

•
Net Revenues of $1,252 million for the first quarter of 2024 were down 13% compared to $1,431 million in the first quarter of 2023 and down 2% compared to $1,274 million in the fourth quarter of 2023.
•
Net Income of $10 million for the first quarter of 2024 compared to a net loss of $133 million in the first quarter of 2023 and net income of $22 million in the fourth quarter of 2023.
•
Adjusted EBITDA1 of $168 million for the first quarter of 2024 compared to $189 million in the first quarter of 2023 and $207 million in the fourth quarter of 2023.
•
Diluted earnings per share of $0.04 for the first quarter of 2024 compared to diluted loss per share of $0.76 in the first quarter of 2023 and diluted earnings per share of $0.12 in the fourth quarter of 2023.
•
Adjusted EPS1 of $0.14 for the first quarter of 2024 compared to $0.13 in the first quarter of 2023 and $0.33 in the fourth quarter of 2023.

LAKE FOREST, Ill., (May 2, 2024) - Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”) today reported results for the first quarter of 2024. Michael King, President and Chief Executive Officer of Pactiv Evergreen, said, “The first quarter presented us with a challenging business environment characterized by the cumulative effect of sustained price inflation on consumer spending and weather related disruptions. However, I am proud of our dedicated employees who remained focused on executing and delivering exceptional value to our customers, enabling us to achieve results at the high end of our guidance range for the first quarter. We continue to take decisive actions to navigate these headwinds and position our business for long-term growth. We expect that our strategy, which emphasizes innovation, operational excellence and customer service, will continue to enable us to align with industry leaders and drive volume growth. As we look to the second quarter and the remainder of the year, we believe that our resilient team, coupled with our strategic initiatives and cost initiatives, will allow us to capitalize on opportunities and deliver results for our stakeholders.”

Jon Baksht, Chief Financial Officer of Pactiv Evergreen, added, “The Company remains committed to managing costs and de-leveraging our balance sheet. On May 1, 2024, we further amended our credit agreement to increase the capacity on our revolving credit facility from $250 million to $1,100 million and extend the maturity date to May 1, 2029. We also amended the applicable interest rate and other pricing terms, including by replacing the facility fee with a lower fee on unutilized capacity. I am optimistic about the actions we are taking to mitigate costs and drive volume improvement during the second half of the year, which we believe puts the Company on track to execute on our fiscal 2024 outlook.”

Footprint Optimization Update

On February 29, 2024, the Company announced the Footprint Optimization, a strategic initiative to optimize its manufacturing and warehousing footprint that is expected to improve operating efficiency and result in meaningful cost savings beginning in 2025 and continuing beyond. The Company expects to incur capital expenditures of $40 million to $45 million, total cash restructuring charges of $50 million to $65 million and total non-cash charges of $20 million to $40 million, each primarily during 2024 and 2025, to execute our plan. The Company incurred $8 million and $2 million of cash and non-cash charges, respectively, during the first quarter of 2024.

Beverage Merchandising Restructuring Update

On March 6, 2023, the Company announced the Beverage Merchandising Restructuring, a plan to take significant restructuring actions related to its legacy Beverage Merchandising operations. During 2023, the Company closed its Canton, North Carolina mill and its Olmsted Falls, Ohio converting facility and reorganized its management structure by combining its Beverage Merchandising and Food Merchandising businesses. During the first quarter of 2024, the Company continued to explore strategic alternatives related to its Pine Bluff, Arkansas mill and Waynesville, North Carolina facility. The Company expects to incur total cash and non-cash charges of approximately $160 million and approximately $330 million, respectively, the majority of which was incurred during 2023. The Company incurred $8 million and $3 million of cash and non-cash charges, respectively, during the first quarter of 2024.

These charges for the Footprint Optimization and Beverage Merchandising Restructuring include certain estimates that are provisional and include significant management judgments and assumptions that could change materially as the Company completes the execution of its plans. Actual results may differ from these estimates, and the completion of the plans could result in additional restructuring charges or impairments not reflected above.

1 Adjusted EBITDA and Adjusted EPS are non-GAAP measures. Refer to their definitions in the discussion on non-GAAP financial measures and the accompanying reconciliations below.

First Quarter 2024 Results vs. First Quarter 2023 Results

Net revenues in the first quarter of 2024 were $1,252 million compared to $1,431 million in the first quarter of 2023. The decrease was mostly due to the closure of our Canton, North Carolina mill during the second quarter of 2023, lower pricing due to the pass through of lower material costs and lower sales volume. Lower sales volume was mainly due to a focus on value over volume in the Food and Beverage Merchandising segment and the market softening amid inflationary pressures.

Net income was $10 million, or $0.04 per diluted share, in the first quarter of 2024 compared to a net loss of $133 million, or $0.76 per diluted share, in the first quarter of 2023. The change in income was impacted by a $106 million increase in gross profit, largely due to accelerated depreciation expense from the Beverage Merchandising Restructuring incurred in the prior year period, partially offset by lower sales volume in the current period for the reasons discussed above. The improved results also benefited from a $56 million decrease in restructuring charges compared to the prior period, primarily related to the Beverage Merchandising Restructuring, partially offset by the discrete tax benefit incurred in the prior period related to the aforementioned restructuring.

Adjusted EBITDA1 was $168 million and Adjusted EPS1 was $0.14 in the first quarter of 2024 compared to $189 million and $0.13, respectively, in the first quarter of 2023. The decrease in Adjusted EBITDA1 reflects lower sales volume, lower pricing, net of material costs passed through, and higher employee-related costs, partially offset by lower manufacturing and transportation costs. Adjusted EPS1 was largely consistent with the prior year quarter.

Segment Results

Foodservice

	For the Three Months Ended March 31,				Components of Change in Net Revenues
(In millions, except for %)	2024	2023	Change	Change %	Price/Mix	Volume
Total segment net revenues	$597	$614	$(17)	(3)%	(2)%	(1)%
Segment Adjusted EBITDA	$90	$106	$(16)	(15)%
Segment Adjusted EBITDA margin[2]	15%	17%

2 For each segment, segment Adjusted EBITDA margin is calculated as segment Adjusted EBITDA divided by total segment net revenues.

The decrease in net revenues was mainly due to lower pricing, largely due to the pass through of lower material costs, and unfavorable product mix.

The decrease in Adjusted EBITDA reflects unfavorable product mix, higher manufacturing costs and lower pricing, net of material costs passed through.

Food and Beverage Merchandising

	For the Three Months Ended March 31,				Components of Change in Net Revenues
(In millions, except for %)	2024	2023	Change	Change %	Price/Mix	Volume	FX	Mill Closure
Total segment net revenues	$660	$850	$(190)	(22)%	(5)%	(4)%	1%	(14)%
Segment Adjusted EBITDA	$100	$101	$(1)	(1)%
Segment Adjusted EBITDA margin	15%	12%

The decrease in net revenues was primarily due to the closure of our Canton, North Carolina mill, lower pricing, largely due to the pass through of lower material costs, and lower sales volume. Sales volume was lower mainly due to a focus on value over volume and the market softening amid inflationary pressures.

The decrease in Adjusted EBITDA reflects lower sales volume, unfavorable product mix and lower pricing, net of material costs passed through, partially offset by lower manufacturing costs.

First Quarter 2024 Results vs. Fourth Quarter 2023 Results

Net revenues in the first quarter of 2024 were $1,252 million compared to $1,274 million in the fourth quarter of 2023. The decrease was mostly due to lower sales volume due to seasonal trends in the Foodservice segment.

Net income was $10 million, or $0.04 per diluted share, in the first quarter of 2024 compared to net income of $22 million, or $0.12 per diluted share, in the fourth quarter of 2023. The lower net income reflects a $32 million decrease in gross profit which was largely due to lower sales volume in the current period for the reasons discussed above, partially offset by a $21 million decrease in restructuring charges compared to the prior period primarily related to the Beverage Merchandising Restructuring.

Adjusted EBITDA1 was $168 million and Adjusted EPS1 was $0.14 in the first quarter of 2024 compared to $207 million and $0.33, respectively, in the fourth quarter of 2023. The decrease in Adjusted EBITDA1 and Adjusted EPS1 was mainly due to higher manufacturing and material costs and lower sales volume mostly due to seasonal trends in the Foodservice segment.

Segment Results

Foodservice

	For the Three Months Ended				Components of Change in Net Revenues
(In millions, except for %)	March 31, 2024	December 31, 2023	Change	Change %	Price/Mix	Volume
Total segment net revenues	$597	$626	$(29)	(5)%	—%	(5)%
Segment Adjusted EBITDA	$90	$112	$(22)	(20)%
Segment Adjusted EBITDA margin	15%	18%

The decrease in net revenues was largely due to lower sales volume which was attributable to seasonal trends.

The decrease in Adjusted EBITDA was primarily due to lower sales volume, as discussed above, and higher manufacturing costs.

Food and Beverage Merchandising

	For the Three Months Ended				Components of Change in Net Revenues
(In millions, except for %)	March 31, 2024	December 31, 2023	Change	Change %	Price/Mix	Volume
Total segment net revenues	$660	$653	$7	1%	—%	1%
Segment Adjusted EBITDA	$100	$113	$(13)	(12)%
Segment Adjusted EBITDA margin	15%	17%

Net revenues increased slightly due to a marginal improvement in sales volume while pricing and mix were consistent over the prior period.

The decrease in Adjusted EBITDA reflects higher manufacturing and material costs, partially offset by lower transportation costs.

Balance Sheet and Cash Flow Highlights

The Company continues to deliver on its commitment to strengthen its balance sheet. Since December 31, 2022, the Company reduced its total outstanding debt by $551 million, and Net Debt3 also declined. Net cash flow from operating activities and Free Cash Flow3 were negatively impacted by an increase in inventory levels during the first quarter of 2024. The Company’s Board of Directors declared a first quarter 2024 dividend on April 30, 2024 of $0.10 per share of common stock, payable on June 14, 2024 to shareholders of record as of May 31, 2024.

(In millions)	As of March 31, 2024	(In millions)	For the Three Months Ended March 31, 2024
Total outstanding debt	$3,585	Net cash flow used in operating activities	$(33)
Cash and cash equivalents	(71)	Capital expenditures	(41)
Net Debt[3]	$3,514	Free Cash Flow[3]	$(74)

Outlook

“Looking ahead, we are cautiously optimistic about the macroeconomic backdrop and its potential impact on the consumer. The actions we are taking to build volume momentum, coupled with our cost improvement initiatives, give us confidence in our ability to drive progress throughout the year and deliver on our financial targets. The Company reiterates the existing range for full year 2024 Adjusted EBITDA1 guidance of $850 million to $870 million. The Company also reiterates its guidance for full year 2024 Free Cash Flow,”3 said Mr. King.

The Company has not reconciled the non-GAAP measure Adjusted EBITDA to the GAAP measure net income (loss) on a forward-looking basis in this release because the Company does not provide guidance for certain of the reconciling items on a consistent basis, including but not limited to items relating to restructuring, asset impairment and other related charges, depreciation and amortization expense, net interest expense and income taxes, which would be required to include a reconciliation of Adjusted EBITDA to GAAP net income (loss), as the Company is unable to quantify these amounts without unreasonable efforts.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on May 3, 2024 at 8:30 a.m. U.S. Eastern Time. Investors interested in participating in the live call may register for the call here. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com/financial-information/sec-filings under “News & Events.” The Company may from time to time use this Investor Relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. The Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

3 Net Debt and Free Cash Flow are non-GAAP measures. Refer to their definitions in the discussion on non-GAAP financial measures below.

Note to Investors Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our guidance as to our future financial and operational results and growth prospects, our expectations regarding the impact of the macroeconomic backdrop on the consumer and the expected timelines and amount and type of cash and non-cash charges that we expect to incur in connection with the Footprint Optimization and the Beverage Merchandising Restructuring and the timing thereof. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our expectations and projections about future events as of the date of this press release and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements, including, among others, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission, or SEC, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 to be filed with the SEC. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company uses the following financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted EBITDA, Adjusted EPS, Free Cash Flow and Net Debt.

The Company defines Adjusted EBITDA as net income (loss) calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, unrealized gains or losses on derivatives, foreign exchange gains or losses on cash and gains or losses on certain legal settlements.

The Company defines Adjusted EPS as diluted (loss) earnings per share (“EPS”) calculated in accordance with GAAP adjusted for the after-tax effect of certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income or expense, unrealized gains or losses on derivatives, foreign exchange losses on cash and gains or losses on certain legal settlements.

The Company defines Free Cash Flow as net cash provided by operating activities, less capital expenditures.

The Company defines Net Debt as the sum of current and long-term debt, less cash and cash equivalents.

The Company has provided herein a reconciliation of (i) net income (loss) to Adjusted EBITDA, (ii) diluted (loss) EPS to Adjusted EPS, (iii) net cash provided by operating activities to Free Cash Flow and (iv) total debt to Net Debt, in each case representing the most directly comparable GAAP financial measures.

The Company presents Adjusted EBITDA to assist in comparing performance from period to period and as a measure of operational performance. It is a key measure used by its management team to generate future operating plans, make strategic decisions and incentivize and reward its employees. In addition, its management and Chief Operating Decision Maker, who is the President and Chief Executive Officer, use the Adjusted EBITDA of each reportable segment to evaluate its respective operating performance. Accordingly, the Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. Like Adjusted EBITDA, management believes Adjusted EPS is useful to investors, analysts and others to facilitate operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the items noted above.

The Company presents Free Cash Flow to assist in comparing liquidity from period to period and to provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, and also, as with Adjusted EBITDA, to generate future operating plans, make strategic decisions and incentivize and reward its employees. The Company believes that this measure is useful to investors in evaluating cash available to service and repay debt, make other investments and pay dividends. The Company presents Net Debt as a supplemental measure to review the liquidity of its operations and measure the Company’s credit position and progress toward leverage targets. The Company also believes that investors find this measure useful in evaluating its debt levels.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP metrics may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. Because of these and other limitations, you should consider them alongside other financial performance measures, including our net income and other GAAP results. In addition, in evaluating Adjusted EBITDA, Adjusted EPS and other metrics derived from them, you should be aware that in the future the Company will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Adjusted EPS and you should not infer from our presentation of Adjusted EBITDA and Adjusted EPS that our future results will not be affected by these expenses or any unusual or non-recurring items.

Contact:

Curt Worthington

847.482.2040

InvestorRelations@pactivevergreen.com

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net revenues	$1,172	$1,184	$1,323
Related party net revenues	80	90	108
Total net revenues	1,252	1,274	1,431
Cost of sales	(1,031)	(1,021)	(1,316)
Gross profit	221	253	115
Selling, general and administrative expenses	(133)	(133)	(130)
Restructuring, asset impairment and other related charges	(17)	(38)	(73)
Other income, net	3	1	—
Operating income (loss)	74	83	(88)
Non-operating expense, net	—	(2)	(1)
Interest expense, net	(59)	(57)	(63)
Income (loss) before tax	15	24	(152)
Income tax (expense) benefit	(5)	(2)	19
Net income (loss)	10	22	(133)
Income attributable to non-controlling interests	(1)	(1)	(1)
Net income (loss) attributable to Pactiv Evergreen Inc. common shareholders	$9	$21	$(134)
Earnings (loss) per share attributable to Pactiv Evergreen Inc. common shareholders
Basic	$0.04	$0.12	$(0.76)
Diluted	$0.04	$0.12	$(0.76)

Weighted-average shares outstanding - basic	179.4	179.1	178.4
Weighted-average shares outstanding - diluted	180.8	180.0	178.4

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of March 31, 2024	As of December 31, 2023	As of March 31, 2023
Assets
Cash and cash equivalents	$71	$164	$427
Accounts receivable, net	475	426	484
Related party receivables	35	35	66
Inventories	911	852	983
Other current assets	111	112	109
Total current assets	1,603	1,589	2,069
Property, plant and equipment, net	1,488	1,511	1,675
Operating lease right-of-use assets, net	282	263	255
Goodwill	1,815	1,815	1,815
Intangible assets, net	989	1,004	1,049
Other noncurrent assets	209	213	172
Total assets	6,386	6,395	7,035
Liabilities
Accounts payable	$334	$300	$379
Related party payables	8	7	17
Current portion of long-term debt	17	15	18
Current portion of operating lease liabilities	66	64	64
Income taxes payable	23	11	8
Accrued and other current liabilities	344	399	430
Total current liabilities	792	796	916
Long-term debt	3,568	3,571	4,004
Long-term operating lease liabilities	232	217	205
Deferred income taxes	235	244	278
Long-term employee benefit obligations	57	57	59
Other noncurrent liabilities	154	161	163
Total liabilities	$5,038	$5,046	$5,625
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,344	1,345	1,406
Non-controlling interests	4	4	4
Total equity	1,348	1,349	1,410
Total liabilities and equity	$6,386	$6,395	$7,035

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Operating Activities:
Net income (loss)	$10	$22	$30	$(139)	$(133)
Adjustments to reconcile net income (loss) to operating cash flows:
Depreciation and amortization	79	82	85	259	174
Deferred income taxes	(11)	(26)	—	(28)	(39)
Asset impairment and restructuring related non-cash charges (net of reversals)	1	12	3	9	32
Non-cash portion of operating lease expense	21	20	20	19	21
Other non-cash items, net	5	12	13	13	9
Change in assets and liabilities:
Accounts receivable, net	(51)	51	(3)	46	(53)
Inventories	(60)	(7)	75	47	61
Accounts payable	35	(28)	(15)	(38)	11
Operating lease payments	(21)	(20)	(19)	(20)	(21)
Accrued and other current liabilities	(55)	(52)	43	(28)	10
Other assets and liabilities	14	15	6	(13)	16
Net cash (used in) provided by operating activities	(33)	81	238	127	88
Investing Activities:
Acquisition of property, plant and equipment	(41)	(107)	(62)	(53)	(63)
Purchase of investments	(23)	—	—	—	—
Other investing activities	6	2	9	(1)	3
Net cash used in investing activities	(58)	(105)	(53)	(54)	(60)
Financing Activities:
Long-term debt repayments	—	(24)	(229)	(182)	(112)
Revolver proceeds	18	—	—	—	—
Revolver repayments	(18)	—	—	—	—
Dividends paid to common shareholders	(18)	(17)	(18)	(18)	(18)
Other financing activities	(8)	(5)	(3)	(2)	(5)
Net cash used in financing activities	(26)	(46)	(250)	(202)	(135)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	—	(4)	4	1
Decrease in cash, cash equivalents and restricted cash	(116)	(70)	(69)	(125)	(106)
Cash, cash equivalents and restricted cash, including amounts classified as held for sale, as of beginning of the period	187	257	326	451	557
Cash, cash equivalents and restricted cash as of end of the period	$71	$187	$257	$326	$451
Cash, cash equivalents and restricted cash are comprised of:
Cash and cash equivalents	71	164	233	302	427
Restricted cash classified as other current assets	—	2	—	—	—
Restricted cash classified as other noncurrent assets	—	21	24	24	24
Cash, cash equivalents and restricted cash as of end of the period	$71	$187	$257	$326	$451

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Reportable segment net revenues
Foodservice	$597	$626	$614
Food and Beverage Merchandising	660	653	850
Other	—	—	2
Intersegment revenues	(5)	(5)	(35)
Total net revenues	$1,252	$1,274	$1,431

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA to Adjusted EBITDA

(in millions)

(unaudited)

	For the Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Reportable segment Adjusted EBITDA
Foodservice	$90	$112	$106
Food and Beverage Merchandising	100	113	101
Unallocated	(22)	(18)	(18)
Adjusted EBITDA (Non-GAAP)	$168	$207	$189

Pactiv Evergreen Inc.

Reconciliations of Net Income (Loss) to Adjusted EBITDA and Diluted EPS to Adjusted EPS

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31, 2024		December 31, 2023		March 31, 2023
	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net loss to Adjusted EBITDA	Diluted EPS to Adjusted EPS
Net income (loss) / Diluted EPS (Reported GAAP Measure)	$10	$0.04	$22	$0.12	$(133)	$(0.76)
Income tax expense (benefit)	5		2		(19)
Interest expense, net	59		57		63
Depreciation and amortization (excluding restructuring-related charges)	75		80		84
Beverage Merchandising Restructuring charges(1)	11	0.05	35	0.16	187	0.87
Footprint Optimization charges(2)	10	0.05	—	—	—	—
Other restructuring and asset impairment charges (reversals)	—	—	6	0.03	(1)	—
(Gain) loss on sale of businesses and noncurrent assets	(1)	—	1	—	—	—
Non-cash pension expense(3)	—	—	2	0.01	1	—
Unrealized (gains) losses on commodity derivatives	(1)	—	1	—	2	—
Foreign exchange losses on cash	—	—	2	0.01	4	0.01
Gain on legal settlement	—	—	—	—	1	0.01
Other	—	—	(1)	—	—	—
Adjusted EBITDA / Adjusted EPS(4) (Non-GAAP Measure)	$168	$0.14	$207	$0.33	$189	$0.13
(1)
Reflects charges related to the Beverage Merchandising Restructuring, including $3 million, $4 million and $90 million of accelerated depreciation expense for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(2)
Reflects charges related to the Footprint Optimization, including $1 million of accelerated depreciation expense for the three months ended March 31, 2024.
(3)
Reflects the non-cash pension expense related to our employee benefit plans.
(4)
Income tax expense (benefit), interest expense, net and depreciation and amortization (excluding restructuring-related charges) are not adjustments from diluted EPS to calculate Adjusted EPS. Adjustments were tax effected using the applicable effective income tax rate for each period. For the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, the tax effect of the adjustments were income of $0.01 per diluted share, income of $0.05 per diluted share and income of $0.20 per diluted share, respectively.